Exhibit 99.1

ENSERVCO Updates Investors on 2019 First Quarter Financial Expectations

DENVER, CO – April 23, 2019 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it expects 2019 first quarter revenue to increase approximately 29% year over year to approximately $26.2 million from $20.3 million in the first quarter last year.  In addition, net income and adjusted EBITDA for the first quarter of 2019 are expected to improve over prior-year levels.

Ian Dickinson, President and CEO, said, “We are pleased to have carried our momentum into 2019 and look forward to reporting detailed first quarter financial results in mid-May.  In the meantime, we continue to implement process improvement initiatives that are designed to increase fleet utilization and drive further growth and profitability.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, and water hauling.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the success of process improvement initiatives and the ability to increase fleet utilization and drive further growth and profitability.  It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.